Exhibit 99.1

Pursuant to General Instruction number 5(b)(v) to Form 3, the following additional reporting persons are covered by this joint filing:

Name:	Andrew S. Rachleff
Kevin R. Harvey
Bruce Dunlevie
Robert Kagle
Alexandre Balkanski
Steven M. Spurlock
Benchmark Founders’ Fund IV, L.P.
Benchmark Capital Partners IV, L.P.
Benchmark Founders’ Fund IV-A, L.P.
Benchmark Founders’ Fund IV-B, L.P.
Benchmark Founders’ Fund IV-X, L.P.

Address:	2480 Sand Hill Road
Suite 200
Menlo Park, CA 94025

Designated Filer:                          Benchmark Capital Management Co. IV, L.L.C.

Issuer and Ticker Symbol:                             OpenTable, Inc. (OPEN)

Date of Event Requiring Statement:                        May 20, 2009

Signatures:	By:	/s/ Steven M. Spurlock
Steven M. Spurlock, Managing Member

/s/ Steven M. Spurlock
Steven M. Spurlock, on his own behalf and as attorney-in-fact for the above individuals and entities